Exhibit 99.1

Dorian LPG Ltd. Declares Irregular Cash Dividend of $0.60 Per Share

And Announces First Quarter Fiscal Year 2026 Financial Results

Stamford, CT –August 1, 2025 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today announced that its Board of Directors has declared an irregular cash dividend of $0.60 per share of the Company’s common stock, returning approximately $25.6 million of capital to shareholders and reported its financial results for the three months ended June 30, 2025. The dividend is payable on or about August 27, 2025 to all shareholders of record as of the close of business on August 12, 2025.

Key Recent Development

●	Declared an irregular dividend totaling approximately $25.6 million, or $0.60 per share, to be paid on or about August 27, 2025 to shareholders of record as of August 12, 2025.

Highlights for the First Quarter Fiscal Year 2026

●	Revenues of $84.2 million.

●	Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $39,726.

●	Net income of $10.1 million, or $0.24 earnings per diluted share (“EPS”), and adjusted net income(1) of $11.3 million, or $0.27 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $38.6 million.

●	Declared and paid an irregular cash dividend totaling $21.3 million in May 2025.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Our results for the reporting quarter were impacted by a heavy drydocking schedule as well as the market. Volatility, which is ever present in freight markets, has been more acute in reaction to recent abrupt geopolitical movements. Our bookings for the current quarter are at strong rates supporting our positive outlook which is rooted in our confidence in the resilience and the fundamentals of the LPG trade. As always, I am grateful to and commend our seafarers and shore staff for their commitment to our mission to provide safe, reliable, clean, and trouble-free transportation.”

First Quarter Fiscal Year 2026 Results Summary

Net income amounted to $10.1 million, or $0.24 per diluted share, for the three months ended June 30, 2025, compared to $51.3 million, or $1.25 per diluted share, for the three months ended June 30, 2024.

Adjusted net income amounted to $11.3 million, or $0.27 per diluted share, for the three months ended June 30, 2025, compared to adjusted net income of $51.7 million, or $1.26 per diluted share, for the three months ended June 30, 2024. Adjusted net income for the three months ended June 30, 2025 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $1.2 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $40.4 million decrease in adjusted net income for the three months ended June 30, 2025, compared to the three months ended June 30, 2024, is primarily attributable to (i) a decrease of $30.1 million in revenues; (ii) increases of $6.5 million in general and administrative expenses, $1.4 million in vessel operating expenses, $1.2 million in depreciation and amortization expenses, $0.5 million in voyage expenses, $0.1 million in charter hire expenses,; and (iii) decreases of $1.2 million in realized gain on derivatives, $0.9 million in interest income, and $0.3 million in other gain/(loss), net; partially offset by a decrease of $1.8 million in interest and finance costs.

The TCE rate per available day for our fleet was $39,726 for the three months ended June 30, 2025, a 20.9% decrease from $50,243 for the same period in the prior year. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE.

Vessel operating expenses per vessel per calendar day increased to $11,466 for the three months ended June 30, 2025 compared to $10,717 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $84.2 million for the three months ended June 30, 2025, a decrease of $30.1 million, or 26.4%, from $114.3 million for the three months ended June 30, 2024, primarily due to reduced average TCE rates and available days. TCE rates declined by $10,517 per available day  from $50,243 for the three months ended June 30, 2024 to $39,726 for the three months ended June 30, 2025. This reduction was primarily due to lower spot rates, partially offset by lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $63.500 during the three months ended June 30, 2025 compared to an average of $72.674 during the three months ended June 30, 2024. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $625 during the three months ended June 30, 2024, to $511 during the three months ended June 30, 2025. Additionally, available days for our fleet declined from 2,260 the three months ended June 30, 2024 to 2,086 for the three months ended June 30, 2025, mainly driven by an increase in the number of vessels drydocked.

Vessel Operating Expenses

Vessel operating expenses were $21.9 million during the three months ended June 30, 2025, or $11,466 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet, increased by $1.4 million, or 7.0% from $20.5 million for the three months ended June 30, 2024. The increase of $749 per vessel per calendar day, from $10,717 for the three months ended June 30, 2024 to $11,466 per vessel per calendar day for the three months ended June 30, 2025 was primarily the result of an increase of $1,259 per vessel per calendar day of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses decreased by $509 from $10,617 for the three months ended June 30, 2024 to $10,108 for the three months ended June 30, 2025, mainly as a result of decreases in (i) spares and stores and (ii) repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $16.9 million for the three months ended June 30, 2025, an increase of $6.5 million, or 62.2%, from $10.4 million for the three months ended June 30, 2024, driven by an increase of $5.9 million in cash bonuses resulting from differences in the timing of the approvals of cash bonuses to certain employees in the period ended June 30, 2025 when compared to the period ended June 30, 2024. Additionally, there were increases of $0.5 million in stock-based compensation and $0.1 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $7.7 million for the three months ended June 30, 2025, a decrease of $1.8 million, or 18.9%, from $9.5 million for the three months ended June 30, 2024. The decrease of $1.8 million during this period was mainly due to (i) a reduction of $1.2 million in interest on our long-term debt, (ii) an increase of $0.5 million in capitalized interest, and (iii) a decrease of $0.1 million in loan expenses and bank charges. The decrease in interest on our long-term debt was driven by a reduction of average indebtedness, excluding deferred financing fees, from $606.6 million for the three months ended June 30, 2024 to $553.0 million for the three months ended June 30, 2025, as well as a lower SOFR rate on the 2023 A&R Debt Facility during the three months ended June 30, 2025 when compared to the three months ended June 30, 2024.

Interest Income

Interest income amounted to $2.8 million for the three months ended June 30, 2025, compared to $3.7 million for the three months ended June 30, 2024. The decrease of $0.9 million is mainly attributable to (i) reduced interest rates over the periods presented, and (ii) moderately lower average cash balances for the three months ended June 30, 2025 when compared to the three months ended June 30, 2024.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to $1.2 million for the three months ended June 30, 2025, compared to  $0.4 million for the three months ended June 30, 2024. The $0.8 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $0.5 million for the three months ended June 30, 2025, compared to $1.7 million for the three months ended June 30, 2024. The unfavorable $1.2 million difference is entirely due to the expiration of three interest rate swaps with a lower fixed rate than the interest rate swap that was in effect for the three months ended June 30, 2025.

Fleet

The following table sets forth certain information regarding our fleet as of July 30, 2025.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	2007	—	—	Pool(5)	—
Comet	84,000	Hyundai	2014	X	S	Pool(5)	—
Corsair(4)	84,000	Hyundai	2014	X	S	Pool(5)	—
Corvette	84,000	Hyundai	2015	X	S	Pool(5)	—
Cougar(4)	84,000	Hyundai	2015	X	—	Pool(5)
Concorde	84,000	Hyundai	2015	X	S	Pool(5)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(5)	—
Continental	84,000	Hyundai	2015	X	S	Pool(5)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(5)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(6)	Q2 2027
Cresques(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Constellation	84,000	Hyundai	2015	X	S	Pool(5)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(5)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(5)	—
Cratis(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Chaparral(4)	84,000	Hyundai	2015	X	—	Pool(5)	—
Copernicus(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Commander	84,000	Hyundai	2015	X	S	Pool(5)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(6)	Q3 2026
Caravelle(4)	84,000	Hyundai	2016	X	S	Pool(5)	—
Captain Markos(4)	84,000	Kawasaki	2023	X	DF	Pool(5)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(5)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(5)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(5)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(5)	—
Crystal Asteria(11)	84,229	Kawasaki	2021	X	DF	Pool(5)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Vessel was reflagged from the Bahamas to Madeira on December 2, 2024 to comply with EU regulations.
(4)	Operated pursuant to a bareboat chartering agreement. See Note 8 to our unaudited interim condensed consolidated financial statements.
(5)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(7)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2026.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2026.

Market Outlook & Update

Geopolitical developments drove market volatility during the second calendar quarter of 2025 (“Q2 2025”). The implementation of tariffs between the U.S. and China affected the start of the quarter, while geopolitical tensions in the Middle East took center stage in the latter part. As part of its broader response to “Liberation Day”, China imposed 125% tariffs on LPG imports into China from the U.S. effectively eliminating any trade movements between the two regions. However, in May, the 90-day truce that reduced import tariffs for U.S. LPG into China to 10% helped to restore normalcy in the market. The conflict between Iran and Israel led to a number of disruptions for oil and oil products being exported from the region, and a significant influence on pricing and knock-on effect on shipping.

Economic uncertainty drove crude oil price lower throughout Q2 2025, which resulted in falling prices for propane and butane in all three major regions. In Northern Europe propane fell from an average of $566 per metric ton in Q1 2025 to an average of $465 per metric ton in Q2 2025. Far Eastern propane prices saw a similar decline of $83 per metric ton with average prices reaching $533 per metric ton in Q2 2025. The decline was less in the U.S. Gulf as average prices declined from $469 per metric ton in Q1 2025 to $408 per metric ton in Q2 2025.

The reduced 10% import tariff continued to put pressure on petrochemical margins and kept overall import demand by major petrochemical importers in check. Soft demand in Europe for ethylene and propylene continued with further announcements taking place of capacity shutdowns and maintenance. During Q2 2025 the start of idling Dow’s Terneuzen No. 3 cracker resulting in an estimated loss of  90,000 tons of LPG demand per month, while in the Far East, Wanhua’s 1 million metric tons (“MMT”) ethylene facility in Yantai shut its cracker to switch the feedstock of the facility from propane to ethane.

Overall, Q2 2025 saw an improvement in petrochemical economics with average margins for the production of ethylene via steam cracking for propane rising from $239 per metric ton to $310 per metric ton in Europe and an increase from $67 per metric ton to $112 per metric ton in the Far East. Propane-naphtha spreads widened in NW Europe during Q2 2025 to an average of -$85 per metric ton from -$72 per metric ton in the previous quarter. In the East the propane naphtha spread narrowed throughout the quarter from an average of -$61 per metric ton in April 2025 to -$26 per metric ton by June 2025.

PDH margins were also seen to improve particularly at the start of the quarter reaching an average of $69 per metric ton in April 2025, before subsiding again to negative levels in June 2025 as feedstock prices rose. Overcapacity remains for propylene in the East with a new 0.9 MMT PDH plant starting at the end of Q2 2025.

VLGC freight rates were volatile in Q2 2025, as evidenced by the broad range on the Ras Tanura–Chiba route, where the Baltic Index averaged around $63 per metric ton but fluctuated between $30 and $90 per metric ton. Geopolitical developments—including U.S.–China trade tariff negotiations and a conflict in the Middle East—led to multiple vessel redirections and increased idle time. These disruptions, combined with limited fleet additions, helped support freight rates despite moderate import demand amid ongoing market uncertainty. Overall, rates increased by approximately $12 per metric ton compared to the previous quarter.

During Q2 2025, the global VLGC fleet saw a modest expansion with the delivery of two new vessels. An additional 114 VLGCs/VLACs, equivalent to roughly 10.2 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year 2029. The average age of the global fleet is now approximately 10.9 years old. Currently, the VLGC/VLAC orderbook stands at approximately 28.2% of the global fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2025	June 30, 2024
Statement of Operations Data
Revenues	$84,211,966	$114,353,042
Expenses
Voyage expenses	1,342,756	804,985
Charter hire expenses	10,721,911	10,645,140
Vessel operating expenses	21,911,606	20,480,279
Depreciation and amortization	18,379,147	17,170,986
General and administrative expenses	16,910,101	10,424,070
Total expenses	69,265,521	59,525,460
Other income—related parties	645,364	645,943
Operating income	15,591,809	55,473,525
Other income/(expenses)
Interest and finance costs	(7,714,797)	(9,518,430)
Interest income	2,843,446	3,728,507
Unrealized loss on derivatives	(1,183,841)	(421,627)
Realized gain on derivatives	539,429	1,717,249
Other gain, net	6,055	308,916
Total other expenses, net	(5,509,708)	(4,185,385)
Net income	$10,082,101	$51,288,140
Earnings per common share—basic	0.24	1.25
Earnings per common share—diluted	$0.24	$1.25
Financial Data
Adjusted EBITDA(1)	$38,578,336	$77,957,393
Fleet Data
Calendar days(2)	1,911	1,911
Time chartered-in days(3)	370	364
Available days(4)(5)	2,086	2,260
Average Daily Results
Time charter equivalent rate(5)(6)	$39,726	$50,243
Daily vessel operating expenses(7)	$11,466	$10,717

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2025	June 30, 2024
Net income	$10,082,101	$51,288,140
Interest and finance costs	7,714,797	9,518,430
Unrealized (gain)/loss on derivatives	1,183,841	421,627
Realized gain on interest rate swaps	(539,429)	(1,717,249)
Stock-based compensation expense	1,757,879	1,275,459
Depreciation and amortization	18,379,147	17,170,986
Adjusted EBITDA	$38,578,336	$77,957,393

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties excluding off-hire days. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

Note that we have updated our definition of available days to include unscheduled maintenance as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

(5)	Prior period amounts have been updated to conform to current period presentation.

(6)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies. Note that we have updated the denominator of our calculation of TCE to be our updated definition of available days (see note 4 above) as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except available days)	June 30, 2025	June 30, 2024
Numerator:
Revenues	$84,211,966	$114,353,042
Voyage expenses	(1,342,756)	(804,985)
Time charter equivalent	$82,869,210	$113,548,057

Pool adjustment*	895,366	(2,050)
Time charter equivalent excluding pool adjustment*	$83,764,576	$113,546,007

Denominator:
Available days**	2,086	2,260
TCE rate:
Time charter equivalent rate**	$39,726	$50,243
TCE rate excluding pool adjustment*	$40,156	$50,242

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

**  Prior period amounts have been updated to conform to current period presentation of available days (see footnotes to tables above).

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2025	June 30, 2024
Net income	$10,082,101	$51,288,140
Unrealized loss on derivatives	1,183,841	421,627
Adjusted net income	$11,265,942	$51,709,767

Earnings per common share—diluted	$0.24	$1.25
Unrealized loss on derivatives	0.03	0.01
Adjusted earnings per common share—diluted	$0.27	$1.26

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	June 30, 2025	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$277,921,450	$316,877,584
Trade receivables, net and accrued revenues	1,550,709	1,356,827
Due from related parties	74,762,042	48,090,301
Inventories	2,410,458	2,508,684
Prepaid expenses and other current assets	15,015,159	13,523,008
Total current assets	371,659,818	382,356,404
Fixed assets
Vessels, net	1,134,400,127	1,149,806,782
Vessel under construction	39,274,822	37,274,863
Total fixed assets	1,173,674,949	1,187,081,645
Other non-current assets
Deferred charges, net	21,392,990	17,237,662
Derivative instruments	2,313,652	3,497,493
Due from related parties—non-current	26,400,000	26,400,000
Restricted cash—non-current	81,464	76,028
Operating lease right-of-use assets	150,754,249	159,212,010
Other non-current assets	2,806,183	2,799,038
Total assets	$1,749,083,305	$1,778,660,280
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$14,070,845	$11,549,950
Accrued expenses	6,340,991	5,387,465
Due to related parties	277,543	39,339
Deferred income	620,097	679,257
Current portion of long-term operating lease liabilities	35,397,877	34,808,203
Current portion of long-term debt	54,110,683	54,504,778
Dividends payable	1,027,746	915,150
Total current liabilities	111,845,782	107,884,142
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	485,497,697	498,773,969
Long-term operating lease liabilities	115,371,259	124,419,545
Other long-term liabilities	1,569,042	1,476,439
Total long-term liabilities	602,437,998	624,669,953
Total liabilities	714,283,780	732,554,095
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,324,437 and 54,324,437 shares issued, 42,647,720 and 42,747,720 shares outstanding (net of treasury stock), as of June 30, 2025 and March 31, 2025, respectively	543,244	543,244
Additional paid-in-capital	869,281,952	867,524,073
Treasury stock, at cost; 11,676,717 and 11,576,717 shares as of June 30, 2025 and March 31, 2025, respectively	(134,926,737)	(133,103,957)
Retained earnings	299,901,066	311,142,825
Total shareholders’ equity	1,034,799,525	1,046,106,185
Total liabilities and shareholders’ equity	$1,749,083,305	$1,778,660,280

Conference Call

A conference call to discuss the results will be held on Friday, August 1, 2025 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-225-9448, or for international callers, 1-203-518-9708, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11159689. The replay will be available until August 08, 2025, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern Very Large Gas Carriers (“VLGCs”) that transport liquefied petroleum gas globally. Our current fleet of twenty-six modern VLGCs includes twenty ECO VLGCs, five dual-fuel ECO VLGCs, and one modern VLGC. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.